Exhibit 99.1

Earnings Release

ALTICE USA REPORTS SECOND QUARTER 2022 RESULTS
Reaches 1.6 Million Fiber Passings and More Than 100K Fiber Customers
NEW YORK (August 3, 2022) - Altice USA (NYSE: ATUS) today reports results for the second quarter ended June 30, 2022.
Dexter Goei, Altice USA Chief Executive Officer, said: “In the second quarter, we began to see the benefits of our investments against our growth initiatives. Our fiber network deployment accelerated at a faster pace than we have ever achieved, reaching 1.6 million passings, and we surpassed 100,000 fiber customers. We launched multi-Gig speeds on our fiber network, positioning Optimum as the fastest fiber broadband provider in the New York tri-state area. Our Optimum Mobile business also saw a significant acceleration in subscriber growth, exceeding 200,000 lines, with attractive converged offerings for our Optimum broadband customers and recognition as number one in customer satisfaction among full service wireless providers. Lastly, we have unified our telecommunications brands under the Optimum banner, creating consistency in our marketing, offers and experience, and we continue to rapidly expand our sales distribution channels with the opening of more Optimum stores across the country. As we remain extremely focused on executing against these key growth initiatives, we expect an improvement in our overall customer growth going forward.”

Key Financial Highlights
•Total Revenue declined -2.1% YoY in Q2 2022 to $2.46 billion (-1.9% excluding air strand revenue(1)), including Residential revenue decline of -3.0% YoY, flat Business Services revenue at -0.1% YoY (+1.3% excluding air strand revenue(1)) and News & Advertising revenue growth of +1.1% YoY.
•Net income attributable to stockholders was $106.2 million in Q2 2022 ($0.23/share on a diluted basis) compared to net income of $197.7 million in Q2 2021 ($0.43/share on a diluted basis).
•Net cash flows from operating activities were $676.3 million in Q2 2022, compared to $729.5 million in Q2 2021.
•Adjusted EBITDA(2) declined -8.8% YoY in Q2 2022 to $1.01 billion with a margin of 40.9%.
•Cash capital expenditures of $485.1 million in Q2 2022 represented 19.7% of revenue and were up 50.1% YoY mainly driven by accelerated fiber ("FTTH") rollout and new builds (9.1% of revenue excluding FTTH and new builds).
•Operating Free Cash Flow(2) decreased -33.2% YoY to $521.9 million in Q2 2022.
•Free Cash Flow(2) decreased -53.0% YoY to $191.2 million in Q2 2022.

Q2-22 Summary Financials	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Revenue	$2,463,014	$2,516,008	$4,884,911	$4,994,829
Net income attributable to Altice USA, Inc. stockholders	106,174	197,660	302,725	471,796
Adjusted EBITDA(2)	1,007,068	1,104,602	1,998,798	2,179,407
Capital Expenditures (cash)	485,126	323,104	877,497	535,895

Earnings Release

Revenue Growth and Adjusted EBITDA Detail	Q2-22

Total Revenue YoY	(2.1)%
excl. air strand revenue(1)	(1.9)%

Residential Revenue YoY	(3.0)%

Business Services Revenue YoY	(0.1)%
excl. air strand revenue(1)	+1.3%

News & Advertising Revenue YoY	+1.1%

Adjusted EBITDA YoY	(8.8)%
Adjusted EBITDA Margin	40.9%

Residential unique customer relationships(9), broadband subscribers and organic net additions (losses)
Subscribers (in thousands)	FY-20(3)	Q1-21	Q2-21(4)	Q3-21	Q4-21	FY-21(4)	Q1-22	Q2-22
Residential ending customer relationships	4,648.4	4,647.4	4,670.7	4,646.0	4,632.8	4,632.8	4,612.1	4,564.2
Residential customer organic net additions (losses)	80.8	(1.0)	(11.9)	(24.7)	(13.2)	(50.8)	(20.7)	(47.9)
Broadband ending subscribers	4,359.2	4,370.8	4,401.3	4,388.1	4,386.2	4,386.2	4,373.2	4,333.6
Broadband organic net additions (losses)	142.1	11.5	0.2	(13.1)	(1.9)	(3.3)	(13.0)	(39.6)
Key Operational Highlights
•Total unique Residential customer relationships declined -2.3% YoY in Q2 2022. Unique Residential customer net losses in the quarter were -48k, compared to -12k organic(4) Residential customer net losses in Q2 2021. Recent customer trends broadly have been impacted by lower market activity with incremental pressure to subscriber growth from a return to more seasonal patterns in Q2.
•Fiber Broadband RGUs: Quarterly FTTH broadband net additions were +23k in Q2 2022, more than double the growth compared to Q2 2021 (+11k), mainly driven by increased migrations of existing customers. Total fiber broadband customers reached 104k as of the end of Q2 2022, reaching 6.6% customer penetration of the FTTH network.
•Residential Broadband RGUs: Quarterly total Residential broadband net losses were -40k in Q2 2022, compared to +0k organic broadband net additions in Q2 2021.
•Residential Video RGUs: Quarterly video net losses were -85k in Q2 2022, compared to -48k video organic net losses in Q2 2021.
•Residential revenue declined -3.0% YoY in Q2 2022 to $1.93 billion:
▪Residential revenue per customer relationship in Q2 2022 declined -1.5% YoY to $140.13, mostly due to the loss of higher ARPU video customers, although grew sequentially (+1.6% compared to Q1 2022).
•Business Services revenue of $371.5 million was flat at -0.1% YoY in Q2 2022, or grew +1.3% excluding air strand revenue(1). SMB / Other revenue was flat at -0.2% YoY in Q2 2022, or grew +1.8% excluding air strand revenue(1). Lightpath revenue was flat (+0.0% YoY) in Q2 2022. Lightpath’s net sales bookings were increased by ~63% YoY, which is expected to support accelerated revenue growth in the coming quarters.
•News and Advertising revenue grew +1.1% YoY to $133.3 million in Q2 2022.
•Optimum Mobile has approximately 231k mobile lines(5) as of June 30, 2022 (+33k net additions in Q2 2022), reaching 5.1% penetration of Altice USA's Residential customer base.

Earnings Release

Fiber Rollout, Launch of Multi-Gig Fiber Internet and Network Expansion Update
•Fiber (FTTH) rollout update: Altice USA is executing on an accelerated fiber deployment over the next four years across its footprint, targeting 6.5 million fiber passings by the end of 2025 (including 1.3 million total incremental FTTH passings in FY 2022). As of Q2 2022, the Company has 1.59 million FTTH passings, adding +270k new FTTH passings in the quarter, representing a significant acceleration from prior quarters (vs. +61k new passings in Q2 2021, and +146k new passings in Q1 2022).
•Launch of Optimum 5 Gig and 2 Gig Fiber Internet service, delivering the fastest fiber internet speeds in the New-York Tri-State area: In June 2022, Optimum introduced 5 Gig Fiber Internet (5 Gbps), the fastest residential fiber internet service in the New York Tri-State area, with symmetrical speeds up to 5 Gig, which is more than twice as fast as speeds offered by competing fiber providers. In addition to the new 5 Gig speed tier, Optimum also introduced Optimum 2 Gig Fiber Internet (2 Gbps), giving Optimum Fiber customers various multi-Gig symmetrical speed options. The new 5 Gig and 2 Gig Optimum Fiber Internet tiers launched in parts of Long Island beginning in June and is progressively being rolled out across the company's entire tri-state fiber footprint by year-end.
•1 Gig (1 Gbps) broadband speed and higher sell-in to all new customers, where 1 Gig or higher services are available, was 45% in Q2 2022 (1 Gig sell-in to new customers taking the FTTH product was higher at 48% in Q2 2022). Approximately 18% of the residential customer base currently take 1 Gig speeds, representing a significant growth opportunity for the Company.
•Broadband speed taken by Altice USA’s customer base on average has nearly doubled in the past three years to 379 Mbps in Q2 2022. Approximately 45% of Altice USA’s broadband customers remain on plans with download speeds of 200 Mbps or less, representing a sizable opportunity to continue to upgrade speeds. Broadband-only customer usage averaged 578 GB per month in Q2 2022, which is 25% higher than the average usage of the entire customer base (462 GB per month).
•New build activity update: Altice USA has also been accelerating the pace of its network edge-outs, adding +58k total passings in Q2 2022, and a total of +168k total passings in the last twelve months (“LTM”). The Company continues to see strong momentum in growing customer penetration, typically reaching 40% within a year of rollout in new-build areas. The Company is targeting an incremental 175k+ new passings in FY 2022.
•Infrastructure subsidies update: Altice USA has applied for subsidies for rolling out FTTH to over 180k homes and was awarded subsidy grants for a total of 24k homes YTD, totaling $35m; 9k homes in Louisiana, and 7k homes in La Paz and Coconino Counties (Arizona) in Q2 2022 in addition to the subsidy grant in Yavapai County (Arizona) for 8k homes awarded in Q1 2022.
FY 2022 Capex Guidance Reiterated
•The Company expects to continue to accelerate investments in key growth initiatives, increasing cash capex to approximately $1.7 billion to $1.8 billion in FY 2022.
Additional Highlights and Announcements
Revolving Credit Facility (RCF) Extension
On July 13, 2022, CSC Holdings, LLC entered into an amendment to its senior secured credit facility, whereby it extended the maturity on an aggregate principal amount of $2,325 million of its total revolver commitments to July 2027, and interest on this amount will accrue at a rate equal to SOFR plus 2.35% per annum(7). Approximately $150 million of its existing revolving commitments will continue to mature in January 2024 and interest will continue to accrue at LIBOR plus 2.25% per annum.
Optimum Boosts Broadband Speeds as part of Affordable Connectivity Program, Now Providing 300 Mbps Speeds for Free
On July 14, 2022, Optimum announced that households that enroll in the Federal Government’s Affordable Connectivity Program (ACP) can receive 300 Mbps home internet service at no cost after the program’s up to $30 monthly credit is applied. Previously, the company offered a 100 Mbps internet service free for eligible customers, now tripling the speeds as part of this program. Altice USA was one of 20 internet providers

Earnings Release

recognized earlier this year by the White House for delivering high-speed broadband at no cost to low-income American families.
Optimum Mobile is #1 in Customer Satisfaction by American Customer Satisfaction Index
In May, it was announced that Altice USA's Optimum Mobile ranked number one in customer satisfaction among full service wireless providers according to the 2022 American Customer Satisfaction Index (ACSI).
This was Optimum Mobile' s first appearance on the ACSI and its score is the highest among all measured full service wireless providers. In addition to being voted #1 in customer satisfaction, Optimum Mobile was also voted:
•#1 in call center satisfaction
•#1 retail in-store staff for courtesy and helpfulness, and
•#1 for website satisfaction

Balance Sheet Review
As of June 30, 2022:
•Net debt for CSC Holdings, LLC Restricted Group was $22,762 million at the end of Q2 2022(6), representing net leverage of 5.7x Adjusted EBITDA on a LTM basis, or 6.0x Adjusted EBITDA on a Last 2 Quarters Annualized (L2QA) basis. The weighted average cost of debt for CSC Holdings, LLC Restricted Group was 4.9% as of the end of Q2 2022 and the weighted average life was 5.8 years (5.9 years pro forma for the recent RCF extension(7)). The Company expects to return to a leverage target of 4.5x - 5.0x net debt / Adjusted EBITDA on a L2QA basis for its CSC Holdings, LLC debt silo over time.
•Net debt for Cablevision Lightpath LLC was $1,363 million at the end of Q2 2022(6), representing net leverage of 6.5x LTM (6.4x L2QA). The weighted average cost of debt for Cablevision Lightpath LLC was 4.8% as of the end of Q2 2022 and the weighted average life was 5.6 years.
•Consolidated net debt for Altice USA was $24,098 million(6), representing consolidated net leverage of 5.7x LTM (6.0x L2QA at the end of Q2 2022).
Shares Outstanding
As of June 30, 2022, Altice USA had 454,655,457 combined Class A and Class B shares outstanding.

Earnings Release

Altice USA Consolidated Operating Results (In thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Broadband	$1,002,680	$992,155	$1,988,197	$1,962,726
Video	841,549	892,605	1,683,436	1,798,439
Telephony	84,621	103,374	169,855	210,355
Residential revenue	1,928,850	1,988,134	3,841,488	3,971,520
Business services and wholesale	371,503	372,010	739,025	739,226
News and Advertising	133,250	131,767	247,925	236,837
Mobile	26,440	20,664	50,475	39,899
Other	2,971	3,433	5,998	7,347
Total revenue	2,463,014	2,516,008	4,884,911	4,994,829
Operating expenses:
Programming and other direct costs	819,011	849,872	1,647,804	1,701,736
Other operating expenses	673,464	589,180	1,315,370	1,169,613
Restructuring and other expense	2,673	5,864	6,051	9,073
Depreciation and amortization (including impairments)	446,125	444,327	881,474	879,184
Operating income	521,741	626,765	1,034,212	1,235,223
Other income (expense):
Interest expense, net	(310,213)	(319,371)	(613,575)	(635,683)
Gain (loss) on investments	(325,601)	125,019	(476,374)	198,472
Gain (loss) on derivative contracts, net	219,114	(98,840)	320,188	(152,405)
Gain (loss) on interest rate swap contracts	39,868	(21,574)	163,015	54,079
Loss on extinguishment of debt and write-off of deferred financing costs	—	(51,712)	—	(51,712)
Other income, net	2,521	2,467	4,951	5,326
Income before income taxes	147,430	262,754	432,417	653,300
Income tax expense	(33,890)	(61,820)	(116,736)	(173,827)
Net income	113,540	200,934	315,681	479,473
Net income attributable to noncontrolling interests	(7,366)	(3,274)	(12,956)	(7,677)
Net income attributable to Altice USA stockholders	$106,174	$197,660	$302,725	$471,796
Basic net income per share	$0.23	$0.43	$0.67	$1.02
Diluted net income per share	$0.23	$0.43	$0.67	$1.00
Basic weighted average common shares	453,230	456,955	453,230	463,060
Diluted weighted average common shares	453,230	463,637	453,230	469,510

Earnings Release

Altice USA Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$315,681	$479,473
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including impairments)	881,474	879,184
Loss (gain) on investments	476,374	(198,472)
Loss (gain) on derivative contracts, net	(320,188)	152,405
Loss on extinguishment of debt and write-off of deferred financing costs	—	51,712
Amortization of deferred financing costs and discounts (premiums) on indebtedness	41,150	45,917
Share-based compensation expense	77,061	55,927
Deferred income taxes	(57,720)	98,769
Decrease in right-of-use assets	22,139	21,691
Provision for doubtful accounts	36,839	28,154
Other	(321)	4,344
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	(790)	13,078
Prepaid expenses and other assets	6,689	31,631
Amounts due from and due to affiliates	(6,057)	6,505
Accounts payable and accrued liabilities	(1,527)	(117,467)
Deferred revenue	(1,906)	5,782
Liabilities related to interest rate swap contracts	(192,344)	(79,468)
Net cash provided by operating activities	1,276,554	1,479,165
Cash flows from investing activities:
Capital expenditures	(877,497)	(535,895)
Payment for acquisitions, net of cash acquired	—	(340,570)
Other, net	(610)	(1,074)
Net cash used in investing activities	(878,107)	(877,539)
Cash flows from financing activities:
Proceeds from long-term debt	460,000	3,160,000
Repayment of long-term debt	(758,861)	(3,057,469)
Proceeds from collateralized indebtedness and related derivative contracts, net	—	185,105
Repayment of collateralized indebtedness and related derivative contracts, net	—	(185,105)
Principal payments on finance lease obligations	(62,221)	(37,560)
Purchase of shares of Altice USA Class A common stock, pursuant to a share repurchase program	—	(725,518)
Other	—	1,339
Net cash used in financing activities	(361,082)	(659,208)
Net increase (decrease) in cash and cash equivalents	37,365	(57,582)
Effect of exchange rate changes on cash and cash equivalents	(110)	479
Net increase (decrease) in cash and cash equivalents	37,255	(57,103)
Cash, cash equivalents and restricted cash at beginning of year	195,975	278,686
Cash, cash equivalents and restricted cash at end of period	$233,230	$221,583

Earnings Release

Reconciliation of Non-GAAP Financial Measures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments, interest expense, net, depreciation and amortization (including impairments), share-based compensation expense, restructuring expense, and transaction expenses.
We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Operating Free Cash Flow (defined as Adjusted EBITDA less cash capital expenditures), and Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as indicators of the Company’s financial performance. We believe these measures are two of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although they may not be directly comparable to similar measures reported by other companies.

Earnings Release

Reconciliation of net income to Adjusted EBITDA and Operating Free Cash Flow (unaudited):

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net income	$113,540	$200,934	$315,681	$479,473
Income tax expense	33,890	61,820	116,736	173,827
Other income, net	(2,521)	(2,467)	(4,951)	(5,326)
Loss (gain) on interest rate swap contracts, net	(39,868)	21,574	(163,015)	(54,079)
Loss (gain) on derivative contracts, net	(219,114)	98,840	(320,188)	152,405
Loss (gain) on investments	325,601	(125,019)	476,374	(198,472)
Loss on extinguishment of debt and write-off of deferred financing costs	—	51,712	—	51,712
Interest expense, net	310,213	319,371	613,575	635,683
Depreciation and amortization (including impairments)	446,125	444,327	881,474	879,184
Restructuring and other expense	2,673	5,864	6,051	9,073
Share-based compensation	36,529	27,646	77,061	55,927
Adjusted EBITDA	1,007,068	1,104,602	1,998,798	2,179,407
Capital Expenditures (cash)	485,126	323,104	877,497	535,895
Operating Free Cash Flow	$521,942	$781,498	$1,121,301	$1,643,512

Reconciliation of net cash flow from operating activities to Free Cash Flow (unaudited):

Net cash flows from operating activities	$676,335	$729,543	$1,276,554	$1,479,165
Capital Expenditures (cash)	485,126	323,104	877,497	535,895
Free Cash Flow	$191,209	$406,439	$399,057	$943,270

Customer Metrics(11) (in thousands, except per customer amounts)

	FY-20(3)	Q1-21	Q2-21(4)	Q3-21	Q4-21	FY-21(4)	Q1-22	Q2-22
Total Passings(8)	9,034.1	9,067.6	9,195.1	9,212.5	9,263.3	9,263.3	9,304.9	9,363.1
Residential	4,648.4	4,647.4	4,670.7	4,646.0	4,632.8	4,632.8	4,612.1	4,564.2
SMB	376.1	375.8	380.7	381.6	381.9	381.9	382.9	383.1
Total Unique Customer Relationships(9)	5,024.6	5,023.2	5,051.4	5,027.6	5,014.7	5,014.7	4,995.0	4,947.3
Residential Customers:
Broadband	4,359.2	4,370.8	4,401.3	4,388.1	4,386.2	4,386.2	4,373.2	4,333.6
Video	2,961.0	2,906.6	2,870.5	2,803.0	2,732.3	2,732.3	2,658.7	2,574.2
Telephony	2,214.0	2,161.2	2,118.4	2,057.1	2,005.2	2,005.2	1,951.5	1,886.9
Residential ARPU ($)(10)	142.11	142.24	142.24	140.73	137.79	141.08	137.92	140.13

Fiber (FTTH) Customer Metrics (in thousands)

	FY-20	Q1-21	Q2-21	Q3-21	Q4-21	FY-21	Q1-22	Q2-22
FTTH Total Passings(12)	900.1	921.4	982.5	1,026.6	1,171.0	1,171.0	1,316.6	1,587.1
FTTH Total customer relationships(13)(14)	26.1	35.9	47.3	58.9	69.7	69.7	81.0	104.4
FTTH Residential	26.1	35.9	47.3	58.7	69.3	69.3	80.4	103.7
FTTH SMB	0.0	0.0	0.1	0.2	0.3	0.3	0.6	0.7
Penetration of FTTH total passings(15)	2.9%	3.9%	4.8%	5.7%	5.9%	5.9%	6.1%	6.6%

Earnings Release

Consolidated Net Debt as of June 30, 2022

CSC Holdings, LLC Restricted Group (in $m)	Principal Amount	Coupon / Margin	Maturity
Drawn RCF(7)	$675	L+2.250%	2024
Term Loan	2,850	L+2.250%	2025
Term Loan B-3	1,234	L+2.250%	2026
Term Loan B-5	2,933	L+2.500%	2027
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,750	6.500%	2029
Guaranteed Notes	1,100	4.125%	2030
Guaranteed Notes	1,000	3.375%	2031
Guaranteed Notes	1,500	4.500%	2031
Senior Notes	649	5.875%	2022
Senior Notes	750	5.250%	2024
Senior Notes	1,046	7.500%	2028
Legacy unexchanged Cequel Notes	4	7.500%	2028
Senior Notes	2,250	5.750%	2030
Senior Notes	2,325	4.625%	2030
Senior Notes	500	5.000%	2031
CSC Holdings, LLC Restricted Group Gross Debt	22,875
CSC Holdings, LLC Restricted Group Cash	(113)
CSC Holdings, LLC Restricted Group Net Debt	$22,762

CSC Holdings, LLC Restricted Group Undrawn RCF	$1,668

Cablevision Lightpath LLC (in $m)	Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$—	L+3.250%	2025
Term Loan	591	L+3.250%	2027
Senior Secured Notes	450	3.875%	2027
Senior Notes	415	5.625%	2028
Cablevision Lightpath Gross Debt	1,456
Cablevision Lightpath Cash	(93)
Cablevision Lightpath Net Debt	$1,363

Cablevision Lightpath Undrawn RCF	$100

Earnings Release

Net Leverage Schedules as of June 30, 2022 (in $m)

	CSC Holdings Restricted Group(17)	Cablevision Lightpath LLC	CSC Holdings Consolidated(18)	Altice USA Consolidated

Gross Debt Consolidated(16)	$22,875	$1,456	$24,331	$24,331
Cash	(113)	(93)	(230)	(233)
Net Debt Consolidated	$22,762	$1,363	$24,101	$24,098
LTM EBITDA	$4,028	$210	$4,247	$4,247
L2QA EBITDA	$3,777	$214	$3,998	$3,998
Net Leverage (LTM)	5.7x	6.5x	5.7x	5.7x
Net Leverage (L2QA)	6.0x	6.4x	6.0x	6.0x
WACD (%)	4.9%	4.8%	4.9%	4.9%

Reconciliation to Financial Reported Debt
Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$24,281
Unamortized Financing Costs, Net of Premiums	15
Fair Value Adjustments	35
Gross Debt Consolidated(16)	24,331
Finance leases and other notes	366
Total Debt	24,697
Cash	(233)
Net Debt	$24,464

Earnings Release

(1)Excludes all air strand revenue from Business Services for all periods.
(2)See “Reconciliation of Non-GAAP Financial Measures” on page 7 of this release.
(3)Since Q3-20, figures include Service Electric Cable T.V. of New Jersey, Inc. acquired subscribers.
(4)Since Q2-21, figures include Morris Broadband, LLC acquired subscribers.
(5)Mobile lines includes approximately 35.8k lines receiving free service.
(6)Net debt, defined as the principal amount of debt less cash, and excluding finance leases and other notes and collateralized debt.
(7)On July 13, 2022, CSC Holdings, LLC entered into an amendment to its senior secured credit facility, whereby it extended the maturity on an aggregate principal amount of $2,325 million of its total revolver commitments to July 2027, assuming the March 2017 term loans have been repaid or the maturity has been extended to a date falling after July 13, 2027, and interest on this amount will accrue at a rate equal to SOFR plus 2.35% per annum. Approximately $150 million of its existing revolving commitments will continue to mature in January 2024 and interest will continue to accrue at LIBOR plus 2.25% per annum.
(8)Total passings represents the estimated number of single residence homes, apartments and condominium units passed by the HFC and Fiber-to-the-Home ("FTTH") network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our HFC and FTTH network. Broadband services were not available to approximately 30 thousand total passings and telephony services were not available to approximately 500 thousand total passings. Total passings include approximately 67k total passings acquired in the Service Electric Cable T.V. of New Jersey acquisition in Q3-20 and in Q2-21 include approximately 89k total passings acquired in the Morris Broadband acquisition.
(9)Total Unique Customer Relationships represent the number of households/businesses that receive at least one of the Company’s fixed-line services. Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our HFC and FTTH network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(10)ARPU is calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, video and telephony services to Residential customers by the average number of total Residential customers for the same period. ARPU for the December 31, 2020 period reflects a reduction of $1.26 due to credits that we anticipated to be issued to video customers as a result of credits the Company expected to receive from certain sports programming networks whereby the minimum number of events were not delivered pursuant to the contractual agreements with the networks and related franchise fees.
(11)Customer metrics do not include Optimum Mobile customers.
(12)Represents the estimated number of single residence homes, apartments and condominium units passed by the FTTH network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our FTTH network.
(13)Represents number of households/businesses that receive at least one of the Company's fixed-line services on our FTTH network.
(14)FTTH customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our FTTH network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(15)Represents the number of total FTTH customer relationships divided by FTTH total passings.
(16)Principal amount of debt excluding finance leases and other notes and collateralized debt.
(17)CSC Holdings, LLC Restricted Group excludes the unrestricted subsidiaries, primarily Cablevision Lightpath LLC and NY Interconnect, LLC.
(18)CSC Holdings Consolidated includes the CSC Holdings, LLC Restricted Group and the unrestricted subsidiaries.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.

Earnings Release

Contacts
Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com
Sarah Freedman: +1 631 660 8714 / sarah.freedman@alticeusa.com

Communications
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@alticeusa.com
Janet Meahan: +1 516 519 2353 / janet.meahan@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to nearly 5.0 million residential and business customers across 21 states through its Optimum brand. The Company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar News and i24NEWS networks.

FORWARD-LOOKING STATEMENTS
Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this earnings release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial conditions and performance, results of operations and liquidity; our strategy, objectives, prospects, capital expenditure plans, fiber deployment and network expansion and upgrade plans, distribution channel expansion plans and leverage targets; our ability to achieve operational performance improvements; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “should”, “target”, or “will” or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this earnings release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent reports on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.